Exhibit 99.1

National Bank Holdings Corporation Announces
Additional Share Repurchases and a New Stock Repurchase Program

GREENWOOD VILLAGE, Colo., - November 12, 2013 - National Bank Holdings Corporation (NYSE: NBHC) announced today that the Board of Directors authorized a new program to repurchase up to $35 million of the Company’s common stock through December 31, 2014. The Company completed its previously authorized stock repurchase program in November 2013, repurchasing $21.3 million of the Company’s common stock at a weighted average price of $18.51 per share and replacing the remaining buyback authorization of $3.7 million with the new program. Under the new program, the shares will be acquired from time to time either in the open market or in privately negotiated transactions in accordance with applicable regulations of the Securities and Exchange Commission.

In addition, since September 30, 2013 and prior to implementing its new repurchase program, the Company repurchased an aggregate of 5,806,551 shares of its common stock. The Company repurchased 5,771,126 of such shares from two institutional stockholders at a price of $20.00 per share. The Company repurchased the other 35,425 shares in open market transactions under its previously authorized stock repurchase program at a weighted average price of approximately $20.40 per share.

Brian F. Lilly, Chief Financial Officer of National Bank Holdings Corporation, said, “Over the past few weeks, we were pleased to have the unique opportunity to acquire 11.4% of our outstanding shares from two institutional shareholders after the expiration of their respective three-year FDIC lock-up periods. We view the negotiated $20.00 price per share as a cost effective means to reduce our overall share count. Further, as our M&A opportunities have generally shifted from all-cash failed bank transactions to a mix of cash and stock for healthy bank acquisitions, we find it financially attractive to acquire our shares for deployment in future M&A opportunities.”

Mr. Lilly continued, “One of the key elements to our ability to take advantage of these recent opportunities was the early approval we received from our primary banking regulator, the Office of the Comptroller of Currency (OCC), to dividend $313 million from our bank subsidiary to the holding company. The dividend approval was received in October 2013, approximately two months prior to the expiration of the prohibition on payment of dividends under the OCC Operating Agreement we entered into in connection with the commencement of our banking operations. The capital at the holding company provides us additional flexibility to continue to be opportunistic with M&A and capital management strategies, as evidenced by the new $35 million buyback authorization.”

As of November 7, 2013, the Company had outstanding 45,453,761 shares of its common stock, including 42,325,987 shares of Class A voting common stock and 3,127,774 shares of Class B non-voting common stock. These outstanding share amounts do not take into account the above disclosed repurchase of 35,425 shares of Class A common stock since the repurchase had not settled as of such date.

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high-quality client service and committed to shareholder results. National Bank Holdings Corporation operates a network of 97 banking centers located in Colorado, the greater Kansas City region and Texas. Through its subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri,

Community Banks of Colorado in Colorado and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward Looking Statements

This Press Release contains forward-looking statements. Any statements about NBHC’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties. NBHC’s actual results could differ materially from those expressed in or contemplated by such forward-looking statements as a result of a variety of factors, including NBHC’s ability to complete the integration of the retirement center locations and the exit of the California banking centers on the anticipated timeline and at the expected cost and the factors that are more fully described in NBHC’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such statements. Any forward-looking statement speaks only as of the date on which it is made, and NBHC undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contact:

Analysts/Institutional Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315 blilly@nationalbankholdings.com
Media: Whitney Bartelli, SVP Director of Marketing, (816) 298-2203, whitney.bartelli@nbhbank.com